Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
July 6, 2007
Exterran Holdings, Inc.
4444 Brittmoore
Houston, Texas 77041
Ladies and Gentlemen:
     Exterran Holdings, Inc., a Delaware corporation (“Exterran”), has engaged us to render to it the opinion we express below in connection with the proposed issuance by Exterran of an aggregate of up to 65,785,525 shares of common stock, par value $0.01 per share, of Exterran (the “Shares”) pursuant to that certain Agreement and Plan of Merger, dated as of February 5, 2007 and amended on June 25, 2007 (the “Merger Agreement”), among Exterran (formerly Iliad Holdings, Inc.), Hanover Compressor Company, a Delaware corporation (“Hanover”), Universal Compression Holdings, Inc., a Delaware corporation (“Universal”), Hector Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Exterran, and Ulysses Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Exterran.
     Concurrently with our delivery of this letter, Exterran is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), Amendment No. 3 to its registration statement on Form S-4 (File No. 333-141695) filed March 30, 2007, as amended by Amendment No. 1 filed May 18, 2007 and Amendment No. 2 filed June 15, 2007, relating to the issuance of the Shares. In this letter, “Registration Statement” means that registration statement, as amended, when it becomes effective under the 1933 Act, and “Prospectus” means the prospectus the Registration Statement includes.
     For purposes of the opinion we express below, we have examined, among other agreements, instruments and documents, the following:
•	the Registration Statement and its exhibits;

•	the certificate of incorporation and bylaws of Exterran, each as amended through the date of this letter;

•	the form of restated certificate of incorporation and amended and restated bylaws of Exterran to be in effect as of the effective time of the transactions contemplated by the Merger Agreement (the “Charter Documents”);

•	a specimen certificate representing shares of the common stock, par value $0.01 per share, of Exterran;

•	the Merger Agreement;

Exterran Holdings, Inc.	2	July 6, 2007

•	certain resolutions of the sole director of Exterran relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares, and related matters; and

•	the originals, or copies certified or otherwise identified, of corporate records of Exterran, certificates of public officials and of representatives of Exterran, statutes and other instruments and documents we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     We base the opinion we express below in part on the following assumptions we have made:
•	the Registration Statement and any post-effective amendments thereto will have become effective under the 1933 Act;

•	the transactions contemplated by the Merger Agreement will have been completed in accordance with the terms of the Merger Agreement;

•	certificates representing Shares, if any such certificates have been requested by the holders of the common stock of Hanover and Universal in accordance with the terms of the Merger Agreement, will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Charter Documents and the provisions of the Merger Agreement;

•	all other Shares will have been registered, in book-entry form, in the names of the holders of the common stock of Hanover and Universal, in accordance with the Merger Agreement;

•	the certificates of officers of Exterran and of public officials referred to above are accurate with respect to the factual matters those certificates cover or contain;

•	all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic;

•	Exterran will have issued the Shares in the manner the Registration Statement and the Merger Agreement describe; and

•	the aggregate consideration to be received by Exterran in exchange for the Shares pursuant to the Merger Agreement will not be less than the aggregate par value of the Shares.

Exterran Holdings, Inc.	3	July 6, 2007

     Based on our examination as aforesaid, and based upon and subject to the assumptions set forth above, we are of the opinion that the Shares have been duly authorized and, when issued by Exterran in connection with the transactions contemplated by the Merger Agreement, will have been validly issued and will be fully paid and non-assessable.
     We limit the opinion we express above in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.
Very truly yours,
/s/ Baker Botts L.L.P.
SAM/RJM/JRD